SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

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Preliminary Proxy Statement

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Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))

[   ]

Definitive Proxy Statement

[   ]

Definitive Additional Materials

[X]

Soliciting Material under §240.14a-12

EGL, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]

No fee required.

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Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:

[   ]

Fee paid previously with preliminary materials.

[   ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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The following is an electronic communication sent by James R. Crane, the Chief Executive Officer and Chairman of the Board of EGL, Inc. (the “Company”) on May 24, 2007 to employees of the Company:

To All EGL Employees:

As many of you are already aware, last Friday the management group together with its Partners, Centerbridge and Woodbridge submitted an increased proposal to the special committee to purchase all outstanding shares of EGL for $46.25 per share.  Shortly thereafter, Apollo/CEVA submitted a proposal at $47.50 per share.  The management group was allowed three days to evaluate whether or not it would deliver an offer superior to the Apollo/CEVA offer.  Yesterday, the management group decided that it would not be able to beat Apollo’s $47.50 offer, and this morning the board elected to terminate the agreement with the management group in order to accept the Apollo/CEVA offer.

I am disappointed, of course, that the management group offer did not prevail.  As you likely are aware, we went through several rounds of increased bids in an effort for the management group to come up with the highest offer possible.  However, I remain fully committed to our company’s employees and customers and plan to do everything possible to enable a smooth and successful transition.  We must all remain focused on the business and delivering outstanding service to our customers.  It is business as usual.

You are our greatest asset, and it is only through your efforts that we will be able to smoothly transition the company.   I sincerely appreciate everyone’s support.

Regards,

Jim Crane, CEO & Chairman

EGL Eagle Global Logistics

Important Additional Information Regarding the Merger will be Filed with the SEC:

In connection with the proposed merger transaction (the “Merger”) with CEVA Group Plc and CEVA Texas Holdco Inc., the Company will file a proxy statement with the Securities and Exchange Commission (the "SEC"). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC's website at http://www.sec.gov. The Company's security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Investor Relations, EGL, Inc., 15350 Vickery Drive, Houston, Texas 77032, telephone (281) 618-3100, or from the Company's website, www.eaglegl.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company's shareholders with respect to the Merger. Information about the Company's directors and executive officers and their ownership of the Company's common stock is set forth in the Company's Form 10-K/A filed on April 30, 2007. Shareholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the Merger, which may be different than those of the

Company's shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, which will be filed with the SEC.